Exhibit 5.1

Miguel Vega

+1 617 937 2319

mvega@cooley.com

March 6, 2020

Eloxx Pharmaceuticals, Inc.

950 Winter Street

Waltham, Massachusetts 02451

Re:     Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Eloxx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up 3,863,544 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (i) 3,794,544 shares of Common Stock (the “2018 Plan Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”) and (ii) 69,000 shares of Common Stock (together with the 2018 Plan Shares, the “Shares”) reserved for issuance pursuant to an inducement stock option award granted by the Company on January 15, 2018 (the “Award”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plan and the Award, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan or the Award, as applicable, the Registration Statement and related prospectuses , will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 500 Boylston St., 14th Floor Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Miguel Vega
Miguel Vega

Cooley LLP 500 Boylston St., 14th Floor Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com